Exhibit 5.1

[Drinker Biddle & Reath LLP Letterhead]

May 5, 2010

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Re: Radian Group Inc. – Shares Offered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 50,000,000 shares of its Common Stock, $0.001 par value (the “Shares”), and an option granted to the underwriters to purchase up to an additional 7,500,000 Shares to cover over-allotments (together with the Shares, the “Offering Shares”), if any, pursuant to the Underwriting Agreement, dated as of May 5, 2010, entered into between the Company and the several underwriters named therein (the “Underwriting Agreement”). The Offering Shares are being issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-160657) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on July 29, 2009 (the “Registration Statement”) and the related prospectus supplement dated May 5, 2010 (the “Prospectus Supplement”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Offering Shares as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

On the basis of the foregoing, we are of the opinion that the Offering Shares have been duly authorized and, when issued and delivered to the underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration as provided therein, will be validly issued, fully paid and non-assessable.

We express no opinion concerning the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal securities laws of the United States.

Radian Group Inc.

May 5, 2010

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 5, 2010, the incorporation by reference of this opinion in the Registration Statement and to use our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP